Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290
                    Exhibit 99.1

Release date: April 19, 2012	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2012 SECOND QUARTER
•	GAAP EARNINGS OF $0.54 PER SHARE; ADJUSTED EARNINGS OF $0.61 PER SHARE
•	DECLARES QUARTERLY DIVIDEND OF $0.09 PER SHARE

PITTSBURGH, PA, APRIL 19, 2012 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the quarter ended March 31, 2012.

Net income attributable to the Company was $15.3 million for the fiscal 2012 second quarter, compared to $16.6 million for the same quarter a year ago.  Earnings per share for the fiscal 2012 second quarter were $0.54 per share, compared to $0.56 per share for the same quarter a year ago.

On a non-GAAP adjusted basis, earnings for the current quarter were $0.61 per share, compared to $0.60 per share a year ago (a reconciliation of non-GAAP financial information is provided in the table below).  Earnings for the fiscal 2012 second quarter were impacted by costs resulting from the implementation of a new ERP system for the Cemetery Products (formerly Bronze) segment.  In addition, severance costs and an increase in pension and post-retirement costs (resulting principally from a decline in discount rates) also affected earnings comparability.

Sales for the fiscal 2012 second quarter increased 2.5% to $225.5 million, compared to $220.2 million in the same quarter a year ago.  The increase was principally attributable to sales growth in the Company’s Merchandising Solutions and Cremation segments, and the impact of recent acquisitions.  In addition, changes in foreign currency values against the U.S. dollar were estimated to have an unfavorable impact of approximately $2.5 million on the Company’s sales and approximately $300,000 ($0.01 per share) on operating profit for the current quarter, compared to a year ago.

Matthews International Corporation                                   2 of 5                                                                              April 19, 2012

For the six months ended March 31, 2012, net income attributable to the Company was $26.5 million, compared to $29.8 million for the first six months of fiscal 2011.  Earnings per share for the first six months of fiscal 2012 were $0.93 per share, compared to $1.01 per share for the same period a year ago.  On a non-GAAP adjusted basis, earnings for the current year-to-date period were $1.08 per share, compared to $1.09 per share a year ago.

Sales for the six months ended March 31, 2012 were $442.8 million, compared to $427.5 million for the same period a year ago, representing an increase of 3.6%.  The increase was principally attributable to sales growth in the Company’s Brand Solutions businesses and Cremation segment, and the impact of recent acquisitions.  In addition, changes in foreign currency values against the U.S. dollar were estimated to have an unfavorable impact of $2.6 million on the Company’s sales and approximately $300,000 ($0.01 per share) on operating profit for the first six months of the current fiscal year, compared to a year ago.

In the Brand Solutions group, second quarter operating results for the Merchandising Solutions segment improved over the same quarter last year, reflecting significantly higher sales volume.  In addition, sales and operating profit for the Marking Products segment increased compared to a year ago, primarily as a result of acquisitions completed in fiscal 2011.

In the Memorialization group, the Cremation segment reported an increase in operating results compared to a year ago primarily reflecting higher equipment sales in the U.S. and Europe.  Fiscal 2012 second quarter sales for the Cemetery Products segment were also higher than a year ago, primarily reflecting the benefit of delayed sales from the fiscal 2012 first quarter.  Cemetery Products sales in the first quarter were unfavorably impacted by sales delays related to the implementation of the new ERP system.  Sales for the Funeral Home Products (formerly Casket) segment for the current quarter were lower than the same quarter a year ago, resulting principally from a significant decline in the number of deaths in the United States.

In discussing the Company’s quarter and year-to-date results, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“On an adjusted (non-GAAP) basis, the Company’s earnings per share for the second quarter improved over the prior year despite the significant decline in deaths and higher commodity costs.  Based on available published data, we estimated that casketed (non-cremation) deaths declined in the mid-single digit percentage range for the second quarter and first six month periods, compared to a year ago, which we believe was principally attributable to the unusually mild winter in the U.S.  Growth in our Brand Solutions businesses, the benefit of recent acquisitions and the impact of cost savings initiatives were the principal favorable contributors to the current year performance.

Matthews International Corporation                                                                                     3 of 5                                                             April 19, 2012

“Looking forward, the demand for the products and services of our Merchandising Solutions and Marking Products businesses continues to be solid.  In addition, Cremation equipment sales volume has increased in the U.S. and currently remains steady overseas.  During the second quarter, however, we started to experience softening in the German graphics markets, which we consider to be related to the recent economic uncertainties in the European financial markets.

“One of the more critical elements to our performance for the balance of the fiscal year will be the impact of the U.S. casketed death rate on the Cemetery Products and Funeral Home Products segments.  While our cost initiatives in these segments, growth in our other businesses, and acquisitions have effectively mitigated this impact over the first six months of the fiscal year, it continues to create a difficult challenge for generating earnings growth at the consolidated level.  As a result, based on the fiscal 2012 year-to-date operating results and our current forecasts, we are projecting adjusted (non-GAAP) earnings per share to be in the range of $2.57 to $2.62 for fiscal 2012, which is relatively consistent with fiscal 2011.”

*           *           *           *

The Board of Directors of Matthews International Corporation also declared, at its regularly scheduled meeting on Thursday, April 19, 2012, a dividend of $0.09 per share on the Company’s common stock for the quarter ended March 31, 2011.  The dividend is payable May 14, 2012 to stockholders of record April 30, 2012.

*           *           *           *

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                                                                                     4 of 5                                                                    April 19, 2012

Any forward-looking statements contained in this press release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Sales	$225,545	$220,151	$442,758	$427,495
Operating Profit	$25,287	$28,485	$44,212	$50,451
Income before Taxes	$23,165	$26,199	$40,619	$47,295
Income Taxes	$(7,973)	$(9,080)	$(14,007)	$(16,653)
Net Income	$15,192	$17,119	$26,612	$30,642
Non-Controlling Interests	$66	$(532)	$(69)	$(841)
Net Income attributable to Matthews	$15,258	$16,587	$26,543	$29,801
Earnings per Share – Diluted	$0.54	$0.56	$0.93	$1.01

Matthews International Corporation                                                                                     5 of 5                                                                April 19, 2012

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company’s operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Earnings per share, as reported	$0.54	$0.56	$0.93	$1.01
Pension and postretirement expense adjustment (1)	0.05	0.04	0.10	0.08
Severance costs	0.01	--	0.03	--
ERP implementation costs	0.01	--	0.02	--
Earnings per Share, as adjusted	$0.61	$0.60	$1.08	$1.09

Note: All per-share amounts are net of tax.
(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.